NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 1, 2017, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(1) That the entire class of this security was called for redemption, maturity or retirement on November 17, 2017; appropriate notice thereof was given; funds sufficient for the payment of all such securities were deposited with an agency authorized to make such payment; and such funds were made available to security holders on November 17, 2017. The split-off of Fidelity National Financial, Inc's FNFV Group Common Stock became effective on November 17, 2017. The split-off was completed through the redemption of all FNFV Group Common Stock in exchange for shares of Cannae Holdings, Inc. Each share of Fidelity National Financial FNFV Group Common Stock was redeemed for one (1) share of Cannae Holdings, Inc. Common Stock. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on November 20, 2017.